MedaSorb Technologies Corporation announces Management changes

Monmouth Junction, NJ – (January 9, 2009) – MedaSorb Technologies Corporation (OTCBB:MSBT) and its wholly-owned subsidiary, CytoSorbents, Inc., announced that Dr. Phillip Chan has officially joined the Company as interim Chief Executive Officer, replacing Al Kraus who stepped down at the end of December 2008.

The Company also announced that Al Kraus has been elected to Chairman of the Board.  Mr. William Miller has stepped down as Chairman after two years of service.  Stated Mr. Kraus, “On behalf of myself and the Board of Directors, we thank Bill for sharing his extensive experience and valuable contributions to benefit the Company over the past couple of years. We wish him well in his new endeavors.  Looking forward, I am pleased to continue to play a significant role in the Company, especially as we make considerable progress in patient enrollment in our European sepsis trial.”

The Company also announced that Dr. James Winchester has stepped down from his position as Chief Medical Officer.   As has been previously disclosed, Dr. Winchester’s primary employment is with Beth Israel Medical Center in New York, as the Chief of its Nephrology Division.  Due to increased restrictions on third party consulting agreements with his primary employer, Dr. Winchester elected to relinquish his position at MedaSorb.  “Jim has been an integral part of our company for many years and we are indebted to him for all of his pivotal contributions to the Company and to the development and testing of our novel polymer resins.  As a luminary in the field of hemoperfusion, he has been of tremendous help to the Company. We wish him much continued success,” remarked Al Kraus.

Concurrent with Dr. Winchester’s departure, MedaSorb announced that Dr. Robert H. Bartlett will join the Company as its new Chief Medical Officer.  Dr. Bartlett is Professor Emeritus of Surgery at the University of Michigan Health System (UMHS). Prior to becoming Professor Emeritus in 2005, Dr. Bartlett was Director of the Surgical Intensive Care Unit, Chief of the Trauma/Critical Care division and Director of the Extracorporeal Life Support Program at UMHS.   Among Dr. Bartlett’s many distinguished accomplishments, he is best known as the pioneer in the development of the extracorporeal membrane oxygenation machine (ECMO), used to oxygenate blood in critically ill patients worldwide. He received his MD from the University of Michigan Medical School, cum laude, completed his general surgery residency at Peter Bent Brigham Hospital in Boston, and was Chief Resident in thoracic surgery. He was also previously faculty at the University of California, Irvine. Dr. Bartlett is the recipient of 26 separate research grants, 14 from the National Institutes of Health, including an RO1 grant for the development of a completely artificial lung.  He has also received numerous national and international awards for his contributions to critical care medicine.

“We are truly fortunate to have Dr. Bartlett join the Company as Chief Medical Officer,” stated Dr. Chan.  “Dr. Bartlett is well-respected in the critical care community and brings a wealth of experience to MedaSorb and CytoSorbents, including the treatment of sepsis, acute respiratory distress syndrome, the use of extracorporeal therapies, and clinical trials.  Dr. Bartlett provides the exact expertise the Company needs at this juncture and we are excited to work with him more closely.”

About Medasorb, CytoSorbents and CytoSorb™

MedaSorb Technologies Corporation with its wholly-owned operating subsidiary, CytoSorbents, Inc., is a medical device company focused on the treatment of sepsis with its proprietary CytoSorb™ resin.  Sepsis, often called “overwhelming infection”, afflicts more than 2 million people worldwide each year, killing one in every three patients, despite the best medical treatment.  CytoSorb™ is designed to treat sepsis by broadly removing toxins from blood that cause organ failure and potentially death.  The Company is currently evaluating CytoSorb™ in its 60-patient European sepsis trial.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. MedaSorb Technologies Corporation believes that its primary risk factors include, but are not limited to: obtaining government approvals including required FDA approvals; ability to successfully develop commercial operations; dependence on key personnel; acceptance of the Company's medical devices in the marketplace; the outcome of pending and potential litigation; compliance with governmental regulations; reliance on research and testing facilities of various universities and institutions; the ability to obtain adequate financing in the future when needed; product liability risks; limited manufacturing experience; limited marketing, sales and distribution experience; market acceptance of the Company's products; competition; unexpected changes in technologies and technological advances; and other factors detailed in the Company's Form 10-KSB filed with the SEC on April 15, 2008, which is available at http://www.sec.gov.

SOURCE: MedaSorb Technologies Corporation

Contact:

MedaSorb Technologies Corporation
David Lamadrid
(732) 329-8885 ext. 816
or
info@medasorb.com